PART II

INFORMATION TO BE INCLUDED IN REPORT

In this annual report, references to the “Company,” “Fund,” “we,” “us” or “our” or similar terms refer to Circle of Wealth Fund III LLC, an Idaho limited liability company and references to our “Manager” refer to Secured Investment Corp., a Wyoming corporation, our manager.

Safe Harbor Statement

This Annual Report on Form 1-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the most recently qualified Offering Statement on Form 1-A filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings and offering circular supplements filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

You should read the following discussion in conjunction with the Company’s audited financial statements and the related notes elsewhere in this Annual Report.

Item 1. Business

General.

The Company was formed on November 26, 2018. The Company engages in nationwide business purpose lending secured by non-owner-occupied properties and direct investment in real property in and around Spokane, Washington and Coeur d’Alene, Idaho. We utilize an investment strategy that is designed to safeguard our capital through what we believe to be adequate collateral on loans we make and have developed a detailed value analysis designed to produce attractive risk- adjusted returns, although there can be no guarantee our strategy will succeed. We directly manage the servicing and operational oversight of our assets through our Manager, Secured Investment Corp., rather than delegate those responsibilities to a third party.

Our Manager has the authority to make all of the decisions regarding our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services for the Company. Therefore, the Company does not currently have any employees and there is no intention to hire any in the future.

The Company is currently offering to the public its membership interests pursuant to an offering under Regulation A (the “Offering”) and an Offering Circular dated April 6, 2020, as it may be updated and amended from time to time (the “Offering Circular”). The Offering Circular is available through the SEC’s website, www.sec.gov, and may also be obtained by contacting the Company.

The Offering began on August 30, 2019. As of December 31, 2022, the Company had sold net units of membership interest in the amount of $6,225,301.

The Company’s investment objectives are to originate risk adjusted loans and capital appreciation through growth in value of our properties. For further detail regarding our investment strategies and objectives, you should carefully read the sections in the Offering Circular dated April 6, 2020 titled: “DESCRIPTION OF THE BUSINESS OF THE COMPANY”; “LENDING STANDARDS AND POLICIES”; and, “GENERAL STANDARDS FOR PURCHASING PROPERTIES.”

Special Characteristics of the Company’s Industry; Legal Proceedings; and Recission Offer.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	difficulties in originating new loans;

●	difficulties in identifying properties and consummating real estate acquisitions;

●	our failure to successfully operate acquired properties;

●	changes in real estate and zoning laws and increases in real estate property tax rates;

●	loss of key personnel by our Manager;

●	risks associated with breaches of our data security;

●	exposure to litigation or other claims;

●	legislative or regulatory changes impacting our business or our assets;

●	changes in business conditions and the market value of our assets, including changes in interest rates, market rents, borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	scarcity of credit and refinancing options for our business, or our client’s business, and potential homebuyers;

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities managed by our Manager;

●	our ability to access sources of liquidity when we have the need to fund redemptions of our membership interests in excess of the proceeds from the sales of our membership interests in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;

●	our compliance with applicable local, state, and federal laws;

●	inflation, supply chain disruptions, and labor shortages;

●	the Ukrainian crisis and rising tensions between the United States and Russia and resulting impacts on global supply chains and oil and gas prices;

●	U.S. Federal monetary policy, including increasing interest rates; and

●	changes to generally accepted accounting principles, or GAAP.

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to: inflation, rising interest rates, its ability to raise sufficient funds from investors to fund loans and acquire real estate, as well as potential changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

The Company is currently involved in one foreclosure action, but not currently involved in any other legal action. However, routine legal actions are a normal part of activities for companies that own secured loans and real property. In the opinion of management, such matters will not have a significant adverse effect on the results of operations or financial position of the Company, but there is no guarantee this will remain true.

The Manager expects to revise the Company’s Offering Circular to include the terms of the recission offer described in the Offering Circular as filed with the Securities & Exchange Commission on April 6, 2020. The Company intends to fund the rescission offer with $100,000 of cash and $525,000 of additional funds from the Manager. If some or all of the investors eligible to participate in the recission offer choose to do so it could have a materially adverse impact on the Company.

The Company anticipates that other material trends or uncertainties, favorable or unfavorable, including economic conditions affecting the commercial and residential real estate industry and real estate generally, may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations – For the Period Ended ending December 31, 2021

The Company’s cash balance as of December 31, 2021, was $98,348, loans receivables of $4,035,247, and interest receivable of $32,760. The company had total assets of $4,404,862. In addition, as of December 31, 2021, revenue from mortgage interest was $315,700, revenue from the gain on sale of loans of $112,671, loan origination fee and closing fee income resulted in a combined income of $67,124, and late fee revenue of $5,501. The company had gains on sales of real estate owned of $109,701. The Company had operating expenses of $355,674, which resulted in net income for the period ending December 31, 2021, of $258,584.

As of December 31, 2021, the Company held 36 senior secured loans outstanding with an outstanding principal balance due to Company from borrowers of $4,087,089.

As of December 31, 2021, the Company’s real estate owned consisted of no real estate held, and real estate held for sale in the amount of $178,231.

The Company received its first rental revenue from real property during the period ending December 31, 2021, which rent revenue totaled $3,561 for this period.

Results of Operations – For the Period Ended ending December 31, 2022

The Company’s cash balance as of December 31, 2022, was $39,517, loans receivables of $6,378,501, and interest receivable of $51,859. The company had total assets of $7,164,341. In addition, as of December 31, 2022, revenue from mortgage interest was $498,182, revenue from the gain on sale of loans of $202,639, loan origination fee income of 87,487, closing fee income of $4,320, and late fee revenue of $16,328. The company had gains on sales of real estate owned of $20,509. The Company had operating expenses of $331,555, which resulted in net income for the period ending December 31, 2022, of $505,422.

As of December 31, 2022, the Company held 49 secured loans outstanding, for a total secured loans outstanding of $6,450,882. The 49 loans held were located in 19 different states, with the following concentrations:

State	Loan Balance	Percentage
Ohio	$774,321	12.00%
Pennsylvania	$719,465	11.15%
Illinois	$651,500	10.10%
Other*	$4,305,596	66.74%

*	Other does not include states with loan concentrations greater than 10%. There were no counties with loan concentrations greater than 10%.

As of December 31, 2022, the Company’s real estate owned consisted of real estate held in the amount of $283,892, and real estate held for sale in the amount of $311,671.

The Company continued to receive rental revenue from real property during the period ending December 31, 2022, which rent revenue totaled $7,512 for the period.

The Company actively acquired and sold real property assets during the period ending December 31, 2022. We intend to continue to rehabilitate and sell properties in Spokane WA and Coeur d’Alene ID.

The Manager continued its dialogue with the Washington Division of Financial Institutions during the period ending December 31, 2022, and furthered its effort to finalize the proposed revision to the Company’s Offering Circular to include the terms of the recission offer described in the Offering Circular as filed with the Securities & Exchange Commission on April 6, 2020. The Company also continued to suspend its offering of Membership Interests in the state of Washington during this period.

Liquidity and Capital Resources

As of December 31, 2022, the Company remains in the early stages of development and its cash balance as of December 31, 2022 was $39,517, with total assets of $7,167,341. In order to execute the plan of operations, the Company will require varying amounts of capital based on the loans and/or properties the Company intends to fund or acquire. The Company will likely have liquidity problems if it cannot raise sufficient funds to operate. Liquidity problems will limit the Company’s diversification in terms of type, number and size of loans we make and real property we are able to acquire. Liquidity is further impacted by performance of the specific loans we make and real property assets we acquire. Our ability to liquidate our assets is also partially dependent upon the state of real estate markets and the ability of borrowers and homebuyers to obtain financing at reasonable rates. We are working diligently to deploy our cash on hand by originating new senior secured loans through our Manager’s expanding pipeline of borrower applications and real property acquisition targets. However, there can be no assurance that this strategy will be successful. The cash balance may not be sufficient to fund the Company’s levels of operations for any period of time. The Company intends to continuously offer Membership Interests to Investors on an ongoing basis to operate its business plan.

Potential future sources of capital include secured or unsecured financings from our Manager, banks, or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations described throughout this Annual Report and the Company’s Offering Circular. Note that, currently, we have not identified any additional source of financing, other than the proceeds from this offering and our guidance line of credit from our Manager, and there is no assurance that such sources of financing will be available on favorable terms or at all.

The Manager is in the process of amending the Company’s Offering Circular to further clarify the terms of the recission offer described in the Offering Circular as filed with the Securities & Exchange Commission on April 6, 2020. The Company intends to offer to repurchase membership interests from Company members who purchased membership interests between August 30, 2019 and December 20, 2019, subject to requalification of the offering by the Securities & Exchange Commission. The recission offer would allow investors to receive a refund of their investment at the price of their initial capital contribution, plus interest at the current statutory rate per year (as determined by state law in the state the investor resides), from the date they were purchased through the date the investor elects to rescind minus any income received on the Membership Interests during the time they were held by the investor. The Company intends to fund the rescission offer with $100,000 of cash on hand and $525,000 of additional funds from the Manager. If a significant number of investors to whom recission has been offered, accept the offer, the Company’s liquidity and capital resources would be adversely impacted.

Outlook and Recent Trends

The Company anticipates its deployment of capital to increase through December 31, 2023, as the Company and Manager continue to expand their borrower and lender networks, although there can be no assurance that such increase in capital deployment will occur. As the Company increases capital deployed into loans, the Company’s cash flows increase.

During 2022, the Federal Reserve conducted a series of interest rate hikes designed to curb inflation, which had the impact of causing a decline in asset values in many industries across the economy. The Company believes the Federal Reserve may continue to raise interest rates in 2023. The Federal Reserve’s actions, whether raising or pausing interest rates, will likely have a material impact on the Company. The continued impact of inflation and rising interest rates is difficult to quantify, in part because real estate backed assets have weathered inflationary markets better than some other asset classes in the past; provided, however, there can be no assurance that this trend continues or will result in favorable outcomes for the Company.

The remainder of 2023 may prove to be difficult for many market participants, including the Company. The values of real estate assets, days on market, and ability to recoup a profit from real estate investments generally, may present difficulties for our borrowers after a time of sustained “seller friendly” market conditions. Moreover, we anticipate that the costs of borrowing may also continue to increase, which may dampen demand for our loans. Despite these potentially worrisome trends, the Company is optimistic we are nearing the low of the current market cycle, with the remaining months of 2023 and beyond presenting favorable investment opportunities, although there can be no assurance that this will occur.

The Manager anticipates that other material trends or uncertainties, favorable or unfavorable, including economic conditions affecting the commercial loan and residential real estate industry and real estate generally, may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Item 3. Directors and Officers

Manager / Executive Officers / Significant Employees

Name	Position	Age	Term of Office
Michael Jerrow	Chief Operating Officer of the Manager	45	June 2020
Lee Aaron Arnold	President, CEO, and Director of Manager	46	December 2011
Jaclyn Genemarie Olsen- Arnold	Chief Financial Officer and Director of Manager	46	December 2011
Heather Dreves	Manager	52	October 2020

Compensation of Directors and Executive Officers

The Company does not have executives. It is operated by our Manager and Heather Dreves. No portion of the officer’s or Heather Dreves’ compensation was paid by the Company and we will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers. All the Managers’ employees, including Heather Dreves, shall be compensated by Secured Investment Corp. and, accordingly, the Company will not directly pay any compensation to the officers of the Manager.

Item 4. Security Ownership of Management and Certain Securityholders

No executive officers or other management own any securities of the Company greater than 10%.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 7, Related Party Transactions in the Audited Financial Statements below.

We are subject to various conflicts of interest arising out of our relationship with our Manager and their affiliates. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts.

General

Our Manager and its affiliates will experience conflicts of interest in connection with the management of our business. Currently, the Company intends to conduct most of its business of funding, making, acquiring, and/or purchasing loans from loans that are brokered by the Manager. The Manager currently manages a separate offering of membership interests, similar to this Company. The Manager is raising capital on behalf of Secured Investment High Yield Fund II, LLC (“SIHYF II”) in order to invest in loans and acquire properties or portfolios of properties. SIHYF II’s offering is exempt from registration under Rule 506 of Regulation D of the Act. Since the Company may solely be funding Loans that are originated by the Manager, this may result in the principals of the Company engaging in transactions that are not to the best advantage of the Company and could be perceived as more financially advantageous to the Manager. Notwithstanding the foregoing, the Company intends to invest in Loans that are in best interests of the Company and the Loans will have terms that are commercially reasonable and advantageous to the Company.

Some of the material conflicts that our Manager and its affiliates may face include the following:

●	Our Manager must determine which investment opportunities to recommend to us and other entities affiliated with our Manager. Our Manager has previously managed, as of the date of this offering circular, one privately offered real estate fund that may have similar investment criteria to our own. It is possible that this fund could compete with us for investment opportunities.

●	Our Manager will have to allocate their time among us, our Manager’s business and other programs and activities in which they are involved, including, potentially, additional private or publicly offered investment funds.

Allocation of Manager’s and Affiliates’ Time

We rely on our Manager for the day-to-day operation of our business. As a result of their interests in other affiliates of our Manager, their obligations to other investors, and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time among us, our Manager and other affiliates of our Manager and other business activities in which they are involved. However, we believe that our Manager and its affiliates have sufficient professionals to fully discharge their responsibilities to the affiliates of our Manager for which they work. Our Manager’s officers and directors and the key real estate and debt finance professionals of our manager performing services on behalf of our Manager are also officers, directors, managers and/or key professionals of Secured Investment High Yield Fund II, LLC. As a result, they owe duties to each of these entities, their shareholders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

Item 6. Other Information

Items that would be required to be disclosed under “Item 4. Changes in Issuer’s Certifying Accountant” on Form 1-U

The Company’s former independent accountant, Moss Adams LLP, who was previously engaged as the principal accountant to audit the Company’s financial statements in the most recent previous fiscal year (Form 1-K filed in May 2022) resigned on or about November 15, 2022. Moss Adams LLP’s report on the financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was not recommended or approved by the Company, as the change in accountants resulted from the unilateral resignation of Moss Adams LLP.

During the Company’s two most recent fiscal years and subsequent interim period preceding resignation by Moss Adams LLP, there were no disagreements between the Company and Moss Adams LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Moss Adams LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

In addition, on or about December 15, 2022, Armanino LLP was engaged as the new principal accountant to audit the Company’s financial statements, including those filed with this Form 1-K.

Item 7. Financial Statements

REPORT OF FINANCIAL STATEMENTS

CIRCLE OF WEALTH FUND III, LLC

December 31, 2022 and 2021

Item 3. FINANCIAL STATEMENTS

Index to Audited Financial Statements of Circle of Wealth
Fund III, LLC

INDEPENDENT AUDITOR’S REPORT

To the Members

Circle of Wealth Fund III, LLC

Coeur D’Alene, Idaho

Opinion

We have audited the accompanying financial statements of Circle of Wealth Fund III, LLC (the “Fund’’), which comprise the balance sheet as of December 31, 2022, and the related statements of income, changes in members’ equity, and cash flowsand the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Circle of Wealth Fund III, LLC as of December 31, 2022, and the results of its operations and its cash flowsin accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Circle of Wealth Fund III, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Prior Period Financial Statements

The financial statements of Circle of Wealth Fund III, LLC as of December 31, 2021, were audited by other auditors whose report dated March 15, 2022, expressed an unmodified opinion on those statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Circle of Wealth Fund III, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with auditing standards generally accepted in the United States of America will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with auditing standards generally accepted in the United States of America, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Circle of Wealth Fund III, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Circle of Wealth Fund III, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Armanino LLP
Armanino LLP
San Ramon, California

April 26, 2023

Circle of Wealth Fund III, LLC

Balance Sheets

Years Ended December 31, 2022 and 2021

	2022	2021

ASSETS
Cash and cash equivalents	$39,517	$98,348
Mortgage interest receivable	51,859	32,760
Mortgage loans receivable held for sale, net	6,378,501	4,035,247
Interest-only strip receivables, net	98,901	60,276
Real estate owned	595,563	178,231
Total assets	$7,164,341	$4,404,862
LIABILITIES
Accounts payable and accrued expenses	$1,451	$16,400
Asset management fees payable	10,077	6,257
Performance fee payable	1,341	29,258
Subscription liability	-	3,000
Due to related party	99,050	19,451
Accrued dividend payable	6,379	4,603
State tax payable	7,500	30,650
Total liabilities	125,798	109,619
MEMBERS’ EQUITY
Membership units, $1,000 par, 50,000 units authorized and 6,225.301 and 3,987.423 units outstanding as of December 31, 2022 and 2021, respectively	6,225,301	3,987,423
Retained earnings	813,242	307,820
Total members’ equity	7,038,543	4,295,243
Total liabilities and members’ equity	$7,164,341	$4,404,862

See accompanying notes.	F-4

Circle of Wealth Fund III, LLC

Statements of Income

Years Ended December 31, 2022 and 2021

	2022	2021
REVENUES
Mortgage interest income	$498,182	$315,700
Gain on sales of loans, net	202,639	112,671
Loan origination fee income	87,487	59,413
Gain on sales of real estate owned, net	20,509	109,701
Late fee and other income	16,328	5,501
Rent revenue	7,512	3,561
Closing fee income	4,320	7,711
Total revenues	836,977	614,258

OPERATING EXPENSES
Asset management fees	96,474	66,826
Provision for loan losses	96,173	15,194
Professional fees	48,094	67,662
Performance fees	27,663	106,283
Other operating expenses	63,151	99,709
Total operating expenses	331,555	355,674
NET INCOME	$505,422	$258,584
Income per unit attributable to members	$86.87	$114.61
Weighted average number of membership units outstanding	5,817.899	3,430.261
Distributions declared per unit	$69.76	$70.43

F-5	See accompanying notes.

Circle of Wealth Fund III, LLC

Statements of Changes in Members’ Equity

Years Ended December 31, 2022 and 2021

				Total
	Membership Units		Retained	Members’
	Units	Amount	Earnings	Equity
December 31, 2020	$2,275.027	$2,275,027	$49,236	$2,324,263
Proceeds from issuance of membership units	2,256.171	2,256,171	-	2,256,171
Distributions declared on membership units	(280.816)	(280,816)	-	(280,816)
Redemption of membership units	(262.959)	(262,959)	-	(262,959)
Net income	-	-	258,584	258,584
December 31, 2021	3,987.423	3,987,423	307,820	4,295,243
Proceeds from issuance of membership units	3,285.324	3,285,324	-	3,285,324
Distributions declared on membership units	(405.877)	(405,877)	-	(405,877)
Redemption of membership units	(641.569)	(641,569)	-	(641,569)
Net income	-	-	505,422	505,422
December 31, 2022	$6,225.301	$6,225,301	$813,242	$ 7 ,038,543

See accompanying notes.	F-6

Circle of Wealth Fund III, LLC

Statements of Cash Flows

Years Ended December 31, 2022 and 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$505,422	$258,584
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	96,173	15,194
Gain on sales of loans, net	(202,639)	(112,671)
Gain on sales of real estate owned, net	(20,509)	(109,701)
Change in operating assets and liabilities
Mortgage interest receivable	(19,099)	(14,837)
Interest-only strip receivables, net	(38,625)	(24,913)
Prepaid expenses	-	10,180
Accounts payable and accrued expenses	(14,949)	4,624
Asset management fees payable	3,820	6,257
Performance fees payable	(27,917)	29,258
Due to related party	79,599	-
State tax payable	(23,150)	33,707
Net cash provided by operating activities	338,126	95,682
CASH FLOWS FROM INVESTING ACTIVITIES
Loans funded	(15,069,331)	(8,332,233)
Proceeds from payoffs or sales of mortgage loans receivable	12,832,543	6,358,603
Purchase of real estate	(668,788)	(431,298)
Capitalized improvements on real estate owned	(133,991)	(117,601)
Proceeds from sale of real estate owned	405,956	750,411
Net cash used for investing activities	(2,633,611)	(1,772,118)
CASH FLOWS FROM FINANCING ACTIVITIES
Members’ contributions	3,282,324	2,228,171
Members’ distributions	(404,101)	(280,816)
Members’ capital withdrawals	(641,569)	(262,959)
Net cash provided by financing activities	2,236,654	1,684,396
NET CHANGE IN CASH AND CASH EQUIVALENTS	(58,831)	7,960
CASH AND CASH EQUIVALENTS, January 1	98,348	90,388
CASH AND CASH EQUIVALENTS, December 31	$39,517	$98,348

F-7	See accompanying notes.

Circle of Wealth Fund III, LLC

Statements of Cash Flows
Years Ended December 31, 2022 and 2021

	2022	2021
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for taxes	$14,128	$24
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
Members’ earnings distributions included in accrued dividend payable	$6,379	$4,603
Member subscription liabilities converted to members’ contributions	$3,000	$28,000

See accompanying notes.	F-8

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 1 – Nature of Operations

Circle of Wealth Fund III, LLC (the “Fund”) is an Idaho limited liability company that was organized to make, fund, originate, refinance, purchase, sell and/or otherwise acquire loans secured by first or junior position deeds of trust or mortgages on non-owner occupied residential and commercial properties located throughout the United States; and acquire, develop, rehabilitate, and/or hold and/or sell non-owner occupied real estate located throughout the United States. The Fund is managed by Secured Investment Corp., a Wyoming corporation (the “Manager”). The Fund receives certain operating and administrative services from the Manager, some of which are not reimbursed to the Manager. The Fund’s financial position and results of operations would likely be different absent this relationship with the Manager.

The Fund will continue indefinitely unless dissolved under provisions of the operating agreement at an earlier date.

Note 2 – Summary of Significant Accounting Policies

Cash and cash equivalents – The Fund considers all highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Cash on deposit occasionally exceeds federally insured limits. The Fund believes that it mitigates this risk by maintaining deposits with major financial institutions.

Risks and uncertainties – The Fund’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Fund’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to fund loans and acquire real estate as well as potential changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Fund’s financial condition and the results of its operations.

Management estimates and related risks – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Such estimates relate principally to the determination of the allowance for loan losses, interest-only strip receivables on loans sold and fair value of real estate held and serving as collateral for Fund loans. Although these estimates reflect management’s best estimate, it is at least reasonably possible that a material change to these estimates could occur in the near term.

The fair value of real estate, in general, is impacted by current real estate and financial market conditions. Should these markets experience any significant declines, the resulting collateral values of the Fund’s loans and real estate owned will likely be negatively impacted. The impact to such values could be significant and as a result, the Fund’s actual loan losses and proceeds from disposition of real estate owned could differ significantly from management’s current estimates.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Mortgage loans receivable held for sale, net – Mortgage loans, the majority of which the Fund intends to make available for sale to prospective investors, generally are stated at the lower of cost or fair value. Mortgage loans make up the only class of financing receivables within the Fund’s lending portfolio. Loans are generally originated with terms of one to 24 months and are interest-only until maturity.

If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the loan shall be reduced to the present value of estimated future cash flows discounted at the loan’s effective interest rate. If a loan is collateral dependent, it is valued at the estimated fair value of the related collateral.

Interest is accrued daily on the principal of the loans. If events and or changes in circumstances cause management to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances.

The Fund has a policy for discontinuing the accrual of interest on loans after payments become greater than 90 days’ delinquent. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses – Loans and the related accrued interest are analyzed on a periodic basis for recoverability. Delinquencies are identified and followed as part of the loan system. A provision is made for losses on loans to adjust the allowance for loan losses to an amount considered by management to be adequate, with due consideration to collateral value, to provide for unrecoverable loans and receivables, including impaired loans, accrued interest and advances on loans. As a collateral-based lender, the Fund does not consider credit risks which may be inherent in a further segmented loan portfolio as a basis for determining the adequacy of its allowance for loan losses but rather focuses solely on the underlying collateral value of the loans in its portfolio to do so. As a result, the Fund does not consider further segmentation of its loan portfolio and related disclosures necessary. The Fund writes off uncollectible loans and related receivables directly to the allowance for loan losses once it is determined that the full amount is not collectible.

Troubled debt restructurings (TDR) – Loans may occasionally be restructured due to economic or legal reasons relating to the borrower’s financial condition by granting a concession in attempt to protect the investment. Examples of such concessions include forgiveness of principal or accrued interest, extending the maturity date(s), or providing a lower than market interest rate that would normally not be available for a transaction of similar risk. This generally occurs when the financial condition of the borrower needs to be given temporary or permanent relief from the original contractual terms of the loan. A loan restructured in a troubled debt restructuring is an impaired loan and is accounted for as such.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Interest-only strip receivables, net – Interest-only strip receivables represent the present value of residual cash flows the Fund expects to receive on mortgage loans receivable held for sale sold to third-party investors after having been originated by the Fund. The value of these receivables is determined by estimating the future cash flows using assumptions of key factors, such as prepayment and default rates and discount rates appropriate for the type of asset and risk. The value of interest-only strip receivables could be affected by external factors, such as changes in the behavior patterns of customers and changes in the strength of the economy; therefore, actual performance could differ from these assumptions. The Fund evaluates the performance of the receivables relative to these assumptions on a regular basis. The Manager negotiates the participation interest to be earned by the Fund for loans sold on a case-by-case basis. The interest-only strip rates earned by the Fund during the year ended December 31, 2022 ranged from 1% to 5%. The Fund sold and retained a beneficial interest in the interest only strip receivables of 73 loans totaling approximately $7,334,275 during the year ended December 31, 2022. The interest-only strip rates earned by the Fund during the year ended December 31, 2021 ranged from 1% to 5%. The Fund sold and retained a beneficial interest in the interest only strip receivables of 63 loans totaling approximately

$5,923,556 during the year ended December 31, 2021.

Real estate owned, net – Real estate purchased is recorded at cost. Costs of real estate improvements are capitalized, whereas costs relating to holding real estate are expensed. The portion of interest costs relating to development of real estate is capitalized.

Impairment losses of real estate held and held for sale are measured as the amount by which the carrying amount of a property exceeds its fair value less estimated costs to sell. Impairment losses of real estate held for use are determined by comparing the expected future undiscounted cash flows of the property, including any costs that must be incurred to achieve those cash flows, to the carrying amount of the property. If those cash flows are less than the carrying amount of the property, impairment is measured as the amount by which the carrying amount of the asset exceeds its fair value. Valuations are periodically performed by management, and any subsequent write downs are recorded as a charge to operations.

Fair value measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Fund determines the fair values of its assets and liabilities based on a fair value hierarchy that includes three levels of inputs that may be used to measure fair value (Level 1, Level 2 and Level 3).

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Fund has the ability to access at the measurement date. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Fund’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Fund’s own data.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Fair value measurements (continued) – The Fund does not record loans at fair value on a recurring basis but uses fair value measurements of collateral security in the determination of its allowance for loan losses. The fair value for impaired secured loans is determined using the sale comparison, income and other commonly used valuation approaches.

The following methods and assumptions were used to estimate the fair value of financial instruments:

●	Mortgage loans receivable (Level 2 and 3). For loans in which a specific allowance is established based on the fair value of the collateral, the Fund records the loan as nonrecurring Level 2 if the fair value of the collateral is based on an observable market price or a current appraised value. If an appraised value is not available or the fair value of the collateral is considered impaired below the appraised value and there is no observable market price, the Fund records the loan as nonrecurring Level 3.

●	Interest-only strip receivables (Level 3). For interest-only strip receivables, the Fund estimates the fair value using internal valuation models. The fair value of these receivables is determined by estimating the future cash flows using assumptions of key factors, such as prepayment and default rates and discount rates appropriate for the type of asset and risk.

Subscription liabilities and subscription funds in transit – The Fund accepts subscription agreements and funds from prospective investors who wish to become members of the Fund. If the subscription funds are needed in the normal course of the Fund’s operations on any day other than the first day of the month, the subscription funds will be borrowed at an annual rate of 6% for the odd days within the month the borrowing took place. The Fund had no subscription liabilities as of December 31, 3022. Subscription funds pending investment into the fund totaled $3,000 as of December 31, 2021, and have been reflected as a subscription liability in the accompanying financial statements. During the years ended December 31, 2022 and 2021, the Fund did not make any borrowings on the subscription funds.

Deferred loan origination fees – Loan origination fees represent amounts charged by the Fund to the borrowers for such things as points, loan processing fees, underwriting fees and other similar charges. As the majority of the Fund’s loans are held for sale, the Fund defers recognition of the fees until the loan is sold.

Income taxes – The Fund is a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, no federal income tax is paid by the Fund as an entity. Each individual member reports on their federal and state income tax returns their distributive share of Fund income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year.

The Fund has evaluated its current tax positions and has concluded that as of December 31, 2022 and 2021, the Fund does not have any significant uncertain tax positions for which a reserve would be necessary.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Upcoming Accounting Pronouncements – In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2020, the FASB voted to delay the effective date of this standard by two years. The standard will now be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2022, with early adoption permitted. The Fund is currently in the process of evaluating the impact of the adoption of this standard on its financial statements.

Reclassifications – Certain amounts in the financial statements for prior years have been reclassified to conform to the current financial statement presentation. The results of the reclassifications are not considered material and have no effect on previously reported net income or members’ equity.

Subsequent events – The Fund has evaluated subsequent events through April 26, 2023, the date the financial statements were available to be issued. No subsequent events have occurred that would have a material impact on the presentation of the Fund’s financial statements.

Note 3 – Fund Provisions

The Fund is an Idaho limited liability company. The rights, duties and powers of the members of the Fund are governed by the operating agreement and the Idaho Limited Liability Company Act. The following description of the Fund’s operating agreement and offering circular provides only general information. Members should refer to the Fund’s operating agreement and offering circular for a more complete description of the provisions. The Manager is in complete control of the Fund business, subject to the voting rights of the members on specified matters. The Manager acting alone has the power and authority to act for and bind the Fund.

Members representing a majority of the outstanding Fund membership interests may approve or disapprove any of the following matters: (i) the Fund’s merger with or conversion into another entity; (ii) causing the Fund to incur debt which would exceed the amount provided for in the offering circular; (iii) a transaction, not expressly permitted by the operating agreement or offering circular, involving a conflict of interest between the Manager and the Fund; (iv) remove the Manager if: (1) the Manager is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the Fund, and (2) the holders of at least a majority of the outstanding membership interests vote in favor of such removal; (v) election of a successor manager; (vi) amendments to the operating agreement.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 3 – Fund Provisions (continued)

Profits and losses – Profits and losses accrued during any accounting period shall be allocated among the members in accordance with their respective membership interests maintained throughout that accounting period.

Fund expenses – The Fund shall bear all costs and expenses associated with the operation of the Fund, including, but not limited to, the annual tax preparation of the Fund’s tax returns, any state and federal income tax due, legal fees, accounting fees, filing fees, and any required independent audit reports required by agencies governing the business activities of the Fund, foreclosure costs and expenses associated with the foreclosing on assets, costs associated with force placed insurance, and costs and expenses associated with the disposition of assets.

Distributions – The Fund will make distributions of one hundred percent of net available proceeds from operations to all members payable monthly. The Fund will make all distributions to the members in proportion to the membership interest they held during the period for which the distribution is declared until each member has received six percent (6%) non-cumulative annual return. If returns are higher than 6% non-cumulative annual return, the remaining funds will be distributed 50% to the members in proportion to their membership interests and 50% to the Manager as a performance fee.

Liquidity, capital withdrawals and early withdrawals – There is no public market for interests of the Fund and none is expected to develop in the foreseeable future. There are substantial restrictions on transferability of membership interests. Any transferee must be a person that would have been qualified to purchase a member unit in the offering and a transferee may not become a substituted member without the consent of the Manager.

A member may withdraw as a member of the Fund and may receive a return of capital provided that the following conditions have been met: (i) the member has been a member of the Fund for a period of at least twelve (12) months; and (ii) the member provides the Manager with a written request for a return of capital at least 90 days prior to such withdrawal. Once the withdrawal is approved by the Manager, the Member may only withdraw up to 25% percent of the total withdrawal amount each following calendar quarter until the full amount is withdrawn. The Fund will use its best efforts to honor requests for a return of capital subject to, among other things, the Fund’s then cash flow, the amount of Fund reserves and the Fund’s then-current financial condition.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 4 – Mortgage Loans Receivable Held for Sale, net

Mortgage loans receivable held for sale, net, for the years ended December 31, 2022 and 2021 consisted of the following:

	2022	2021
Mortgage loans receivable held for sale, net	$6,450,882	$4,087,089
Deferred loan origination fees	(31,803)	(28,948)
Allowance for loan losses	(40,578)	(22,894)
	$6,378,501	$4,035,247

Activity in the allowance for loan losses was as follows for the years ended December 31, 2022 and 2021:

	2022	2021
Beginning balance as of January 1	$22,894	$7,700
Write-off loan losses	(78,489)	-
Provision for loan losses	96,173	15,194
Ending balance as of December 31	$40,578	$22,894

Allocation of the allowance for loan losses by collateral type for the years ended December 31, 2022 and 2021 consisted of the following:

	2022	2021
Non-owner occupied residential (1-4 units)	$40,578	$22,894

There was one impaired loan and one loan on non-accrual status as of December 31, 2022 and no impaired loans or no loans on non-accrual status as of December 31, 2021.

There were no loans modified under troubled debt restructurings for the years ended December 31, 2022 and 2021.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 5 – Real Estate Owned, net

Real estate owned as of December 31, 2022 and 2021 consists of the following:

	2022	2021
Real estate held	$283,892	$-
Real estate held for sale	311,671	178,231
Balance as of December 31:	$595,563	$178,231

Real estate owned activity during the year ended December 31, 2022 and 2021 was as follows:

	2022	2021
Beginning balance	$178,231	$270,042
Purchase of real estate	668,788	431,298
Capitalized improvements	133,991	117,601
Sales of real estate owned	(385,447)	(640,710)
Balance as of December 31:	$595,563	$178,231

Note 6 – Fair Value of Financial Measurements

There were no assets or liabilities measured at fair value on a recurring basis in 2022 or 2021. It is Fund policy is to recognize transfers at the date of the event or change in circumstances that caused the transfer.

Assets measured at fair value on a nonrecurring basis – Assets are considered to be measured at fair value on a nonrecurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the balance sheets. Generally, nonrecurring valuation is the result of the application of other accounting pronouncements that require assets to be assessed for impairment or recorded at the lower of cost or fair value.

Information about Level 3 fair value measurements – The following methods and assumptions were used to estimate the fair value of financial instruments:

Impaired loans – Impairment on loans is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral, less estimated selling costs, if the loan is collateral-dependent. The fair value is generally estimated using market comparable sales. There were no impaired loans remeasured to fair value as of December 31, 2022 and 2021.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 6 – Fair Value of Financial Measurements (continued)

Real estate owned, net – At the time of foreclosure, real estate owned is recorded at the lower of the recorded investment in the loan, plus any senior indebtedness, or at the property’s estimated fair value, less estimated costs to sell, as applicable. The fair value is generally estimated using market comparable sales. There were no real estate owned properties remeasured to fair value as of December 31, 2022 and 2021.

Interest-only strip receivables, net – The Fund estimates the fair value of interest-only strip receivables using an internal valuation model. The fair value of these receivables is determined by estimating the future cash flows using assumptions of key factors, including prepayment and default rates and discount rates appropriate for the type of asset and risk.

There were no liabilities measured at fair value on a nonrecurring basis in 2022. The following table presents the Fund’s assets measured at fair value on a nonrecurring basis (there were no transfers between categories in 2022):

	Level 1	Level 2	Level 3	Total
At December 31, 2022
Interest-only strip receivables	$-	$-	$98,901	$98,901
	$-	$-	$98,901	$98,901

There were no liabilities measured at fair value on a nonrecurring basis in 2021. The following table presents the Fund’s assets measured at fair value on a nonrecurring basis (there were no transfers between categories in 2021):

	Level 1	Level 2	Level 3	Total
At December 31, 2021
Interest-only strip receivables	$-	$-	$60,276	$60,276
	$-	$-	$60,276	$60,276

The valuation techniques used for fair value Level 3 nonrecurring assets during the years ending December 31, 2022, are shown in the following table:

	Fair Value	Valuation Technique	Unobservable Input	Discount Rate
Interest-only strip receivables	$98,901	Discounted cash flow	Discounted Rate	10%

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 6 – Fair Value of Financial Measurements (continued)

The valuation techniques used for fair value Level 3 nonrecurring assets during the years ending December 31, 2021, are shown in the following table:

	Fair Value	Valuation Technique	Unobservable Input	Discount Rate
Interest-only strip receivables	$60,276	Discounted cash flow	Discounted Rate	10%

Note 7 – Related Party Transactions

Loan origination points – At the closing of a target asset, a borrower will pay origination points. The origination points shall be disbursed at the closing of a target asset in the following manner: 80% to the Manager or an affiliated company and 20% to the Fund. The Fund recognized loan origination fees of $87,487 and $59,413 for the years ended December 31, 2022 and 2021, respectively. Deferred loan origination fees of $31,803 and $28,948 for the years ended December 31, 2022 and 2021, respectively, and have been included in mortgage loans receivable held for sale, net on the accompanying balance sheet.

Loan servicing fees – Fund loans are serviced by a third-party servicer and a related party servicer selected by the Manager. The loan servicing companies will receive compensation from the Fund for performing these loan servicing activities. The loan servicing companies may also be entitled to retain up to 100% of any late fees and all fees for payoff demand statements and related documents, and return check charges. Loan servicing fees amounted to $5,856 and $7,180 for the years ended December 31, 2022 and 2021, respectively.

Asset management fees – The Manager earns asset management fees of 1.75% of the Fund’s total asset base as of the last day of the calendar month. The asset management fees are payable beginning on the first day of the first calendar month after the first deployment. Asset management fees earned by the Manager amounted to $96,474 and $66,826 for the years ended December 31, 2022 and 2021, respectively. Asset management fees payable were $10,077 and $6,257 for the years ended December 31, 2022 and 2021, respectively.

Performance fees – As described in Note 3, after payment to members of a priority return, the Manager is eligible to receive performance fees. Performance fees earned by the Manager amounted to $27,663 and $106,283 for the years ended December 31, 2022 and 2021. Performance fees payable were $1,341 and $29,258 for the years ended December 31, 2022 and 2021, respectively.

Due to related party – The Fund had a payable to the Manager of $99,050 and $19,451 for the years ended December 31, 2022 and 2021, respectively, for payments made by the Manager on behalf of the Fund.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 7 – Related Party Transactions (continued)

Operating expenses – The Manager shall be entitled to reimbursement by the Fund for all reasonable and customary expenses incurred in the formation of the Fund and in the ongoing management of the Fund.

Loan brokerage fees – For its services in connection with the selection and origination of Fund loans, the Manager charges loan brokerage fees to the borrowers. These fees are paid directly by the borrowers and are not expenses of the Fund.

Rehabilitation services – Arnold Professional Holdings, Inc. (APH), a Washington corporation, is owned by the Chief Executive Officer (CEO) of the Manager. APH is a Washington licensed, bonded and insured general contractor. APH provides general construction services to the Fund in the state of Washington, which may include repairing, renovating and improving real estate investments. APH will receive compensation for its services equal to cost plus twenty percent (20%) plus up to an additional fifteen percent (15%) bonus on the net profit from the sale of the real estate investment after deducting all costs (including rehabilitation expenses) and selling expenses.

During the years ended December 31, 2022 and 2021, the Fund paid $129,482 and $105,546 in rehabilitation services, including compensation as described above to APH.

Selling expenses – The CEO of the Manager, is a licensed real estate agent with Keller Williams. The CEO will be retained as the exclusive listing agent for all real estate investments in the state of Washington. The Fund will pay the customary six percent (6%) real estate commission for all real estate investment sold to be shared equally by the listing agent and buyer’s agent unless otherwise agreed.

In addition, there will be instances where a real estate investment listing will be given to a licensed real estate agent in another market who pays a referral fee for the listing. It is not uncommon for a referring agent to receive a 20%-40% share of the commission which will be paid to the listing agent in that market.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 8 – Loan Concentrations and Characteristics

The loans are secured by recorded deeds of trust or mortgages with the following characteristics as of December 31, 2022:

Number of secured loans outstanding	49
Total secured loans outstanding	6,450,882
Average secured loan outstanding	$131,651
Average secured loan as a percentage of total loans	2.04%
Average secured loan as a percentage of members’ equity	1.87%
Largest secured loan outstanding	$227,500
Largest secured loan as a percentage of total loans	3.53%
Largest secured loan as a percentage of members’ equity	3.23%
Number of secured loans over 90 days past due in interest and still accruing	-
Number of secured loans in foreclosure	1
Approximate principal of secured loans in foreclosure	$64,000
Number of secured loans on non-accrual status	1
Approximate investment in secured loans on non-accrual status	$64,000
Number of secured loans considered to be impaired	1
Approximate investment in secured loans considered to be impaired	$64,000
Average investment in secured loans considered to be impaired	$32,000
Approximate amount of foregone interest on loans considered to be impaired	$2,500
Estimated amount of impairment on loans considered to be impaired (included in the allowance for loan losses)	$10,000
Number of secured loans over 90 days past maturity	-
Number of states where security is located	19
Number of counties where security is located	40

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 8 – Loan Concentrations and Characteristics (continued)

The Fund’s secured loans are located in various states as follows:

	Loan Balances	Percentage
Ohio	$774,321	12.00%
Pennsylvania	719,465	11.15%
Illinois	651,500	10.10%
Other *	4,305,596	66.74%
	$6,450,882	100%

*	Other does not include any states with loan concentrations greater than 10%. There were no counties with loan concentrations greater than 10%.

The following categories of secured loans were held as follows:

First trust deeds or mortgages	$6,450,882
Loans by type of property
Non-owner occupied residential (1-4 units)	$6,450,882

The schedule below presents the status of the secured loans with regards to interest payments as follows:

Days outstanding
Current (0 to 30 days)	$6,173,382
31 to 90 days	213,500
91 days and greater	64,000
$6,450,882

The future maturities of secured loans are as follows:

Year ending December 31,
2023	$5,444,301
2024	841,010
2025	165,571
$6,450,882

Scheduled maturities for 2023 include one loan totaling approximately $150,000 that was past due at December 31, 2022. Due to the fact that the Fund’s loans are held for sale there is a likelihood that loans will be sold before maturity. Therefore, the above tabulation is not a forecast of future cash collections.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 9 – Commitments and Contingencies

Legal proceedings – The Fund is involved in various legal actions arising in the normal course of business. In the opinion of management, such matters will not have a significant adverse effect on the results of operations or financial position of the Fund.

Recission Offer –The Manager is in the process of amending the Fund’s Offering Circular to further clarify the terms of the recission offer described in the Offering Circular as filed with the Securities & Exchange Commission on April 6, 2020. The Fund intends to offer to repurchase membership interests from Fund members who purchased membership interests between August 30, 2019 and December 20, 2019, subject to requalification of the offering by the Securities & Exchange Commission. The recission offer would allow investors to receive a refund of their investment at the price of their initial capital contribution, plus interest at the current statutory rate per year (as determined by state law in the state the investor resides), from the date they were purchased through the date the investor elects to rescind minus any income received on the Membership Interests during the time they were held by the investor. The Manager is continuing to work with state regulators to resolve this matter and intends to amend its Offering Circular in cooperation with the state regulators.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter) Circle of Wealth Fund III LLC

By (Signature and Title) /s/ Lee Aaron Arnold, President and CEO of Secured Investment Corp., Manager

Date May 3, 2023

CIRCLE OF WEALTH FUND III LLC

By:	/s/ Lee Aaron Arnold
Lee Aaron Arnold, President and CEO of Secured Investment Corp., Manager

Date:	May 3, 2023